UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 9, 2012 (March 5, 2012)

KEY ENERGY SERVICES, INC.

(Exact name of registrant as specified in its charter)

Maryland	001-08038	04-2648081
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

1310 McKinney Street, Suite 1800 Houston, Texas		77010
(Address of principal executive office)		(Zip Code)

(713) 651-4300

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On March 8, 2012, Key Energy Services, Inc. (the “Company”) entered into an Amended First Supplemental Indenture (the “Indenture”) by and among the Company, the Guarantors (as defined below) named therein and The Bank of New York Mellon Trust Company, N.A., as Trustee (the “Trustee”). The Indenture is being filed as Exhibit 4.1 to this Current Report on Form 8-K and is described under Item 8.01 of this Current Report on Form 8-K (this “Report”). Such description of the Indenture included under Item 8.01 of this Report on Form 8-K is incorporated by reference into this Item 1.01 of this Report.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included, or incorporated by reference, in Item 1.01 of this Report is incorporated by reference into this Item 2.03 of this Report.

Item 8.01.	Other Events.

On March 5, 2012, the Company and certain subsidiaries of the Company, as guarantors (the “Guarantors”), entered into a Purchase Agreement (the “Purchase Agreement”) with the initial purchasers as defined therein (the “Initial Purchasers”), pursuant to which the Company agreed to sell $200,000,000 in aggregate principal amount of the Company’s 6.750% Senior Notes due 2021 (the “Notes”). The issuance of the Notes was not registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws; as a result, the Notes may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. The Company offered the Notes only to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to persons outside the United States pursuant to Regulation S under the Securities Act.

The issuance of the Notes closed on March 8, 2012 and the Company used the net proceeds from this offering to repay senior secured indebtedness under its revolving bank credit facility. Affiliates of all of the Initial Purchasers are lenders under the Company’s revolving bank credit facility and, in such capacity, receive a portion of the net proceeds from the offering.

The Notes were being issued as additional securities under an indenture dated March 4, 2011 (the “Base Indenture”) pursuant to which the Company issued $475,000,000 aggregate principal amount of its 6.750% senior notes (the “existing notes”). The Notes and the existing notes will be treated as a single class under the Base Indenture and will have the same material terms and conditions, except that the Notes will be subject to a registration rights agreement and, until the Notes are exchanged, the Notes will not have the same CUSIP number as and will not trade interchangeably with the existing notes. Immediately following the issuance of the Notes, the Company will have $675 million in aggregate principal amount of 6.750% senior notes due 2021 outstanding.

Indenture

On March 8, 2012, the Company and the Guarantors entered into the Indenture, by and among the Company, the Guarantors and the Trustee, in connection with the private placement of the Notes.

Interest and Maturity

The Notes will mature on March 1, 2021. The interest payment dates are each March 1 and September 1, beginning on September 1, 2012.

Optional Redemption

At any time and from time to time before March 1, 2014, the Company may on any one or more occasions redeem up to 35% of the aggregate principal amount of the outstanding notes at a redemption price of 106.750% of the principal amount thereof, plus accrued and unpaid interest, if any, thereon to the redemption date, with the net cash proceeds (other than Designated Proceeds) of any one or more Equity Offerings; provided that at least 65% of the aggregate principal amount of the notes issued under the Base Indenture (which amount includes the existing notes, the Notes and additional notes) remains outstanding immediately after each such redemption; and provided, further, that each such redemption shall occur within 180 days of the date of the closing of such Equity Offering.

On and after March 1, 2016, the Company may redeem all or a part of the Notes, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest, if any, on the Notes to be redeemed to the applicable redemption date, if redeemed during the twelve-month period beginning on March 1 of the years indicated below:

Year	Percentage
2016	103.375%
2017	102.250%
2018	101.125%
2019 and thereafter	100.000%

Prior to March 1, 2016 the Company may redeem all or part of the Notes at a redemption price equal to the sum of:

(1) the principal amount thereof, plus

(2) the Applicable Premium, as defined in the Indenture, at the redemption date, plus accrued and unpaid interest, if any, to the redemption date.

Certain Covenants

The Indenture governing the Notes contains covenants that, among other things, limit the Company’s ability and the ability of certain of its subsidiaries to: (1) incur additional indebtedness and issue preferred equity interests; (2) pay dividends or make other distributions or repurchase or redeem equity interests; (3) make loans and investments; (4) enter into sale and leaseback transactions; (5) sell, transfer or otherwise convey assets; (6) create liens; (7) enter into transactions with affiliates; (8) enter into agreements restricting its subsidiaries’ ability to pay dividends; (9) designate future subsidiaries as unrestricted subsidiaries; and (10) consolidate, merge or sell all or substantially all of the applicable entities’ assets. These covenants are subject to important exceptions and qualifications. If the Notes achieve an investment grade rating from either of Moody’s Investors Service, Inc. or Standard & Poor’s Ratings Services and no Default, as defined in the Indenture, has occurred or is continuing, many of these covenants will terminate.

Upon the occurrence of certain Change of Control events, as defined in the Indenture, each holder of the Notes will have the right to require that the Company repurchase all or a portion of such holder’s Notes in cash at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of repurchase.

Events of Default

The Indenture also contains customary Events of Default. Each of the following is an “Event of Default:”

(1) default for 30 days in the payment when due of interest on the Notes;

(2) default in payment when due of the principal of or premium, if any, on, the Notes;

(3) failure by the Company or any of its Restricted Subsidiaries to comply with the covenant relating to mergers, consolidations or sales of assets or failure by the Company to purchase notes when required pursuant to the asset sale or change of control provisions of the Indenture and such failure continues for 30 days;

(4) failure by the Company for 60 days after notice to comply with any of the other covenants or agreements in the Indenture or the Notes (other than a failure that is subject to clause (1), (2) or (3) above);

(5) default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries), whether such indebtedness or guarantee now exists, or is created after the date of the Indenture, if that default:

(a)	is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of any grace period provided in such Indebtedness (a “Payment Default”); or

(b)	results in the acceleration of such indebtedness prior to its express maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $30.0 million or more, subject to a cure provision.

(6) failure by the Company or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $30.0 million, which judgments are not paid, discharged or stayed for a period of 60 consecutive days;

(7) certain events of bankruptcy, insolvency or reorganization described in the indenture with respect to the Company or any of the Company’s Restricted Subsidiaries that is a Significant Subsidiary or any group of its Restricted Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary of the Company; and

(8) except as permitted by the Indenture, any Subsidiary Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Subsidiary Guarantee, except, in each case, by reason of termination of the Indenture or the release of such Subsidiary Guarantee in accordance with the indenture.

A Default under clause (3) or clause (4) above will not be an Event of Default until the Trustee or the holders of not less than 25% in principal amount of the outstanding notes notify Key of the Default and Key does not cure such Default within the specified time after receipt of such notice.

If any Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the then outstanding notes may declare all the Notes to be due and payable immediately. Notwithstanding the preceding, in the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to Key, any Significant Subsidiary or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary, all Notes will become due and payable without further action or notice. Holders of Notes may not enforce the indenture or the Notes except as provided therein. Subject to certain limitations, the holders of a majority in principal amount of outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold notice from holders of the Notes of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest or any premium) if it determines that withholding notice is in their interest.

In the case of an Event of Default specified in clause (5) of the first paragraph under this caption, such Event of Default and all consequences thereof (excluding, however, any resulting payment default) will be annulled, waived and rescinded with respect to the Notes, automatically and without any action by the Trustee or the holders of the Notes, if within 60 days after such Event of Default first arose Key delivers an officers’ certificate to the Trustee stating that (1) the Indebtedness or guarantee that is the basis for such Event of Default has been paid or discharged, (2) the holders of the Indebtedness have rescinded or waived the acceleration giving rise to such Event of Default or (3) the default that is the basis for such Event of Default has been otherwise cured; provided, however, that in no event shall an acceleration of the principal amount of the Notes as described above be annulled, waived or rescinded upon the happening of any such events.

Registration Rights Agreement

In connection with the issuance of the Notes, on March 8, 2012, the Company, the Guarantors and the Initial Purchasers entered into a Registration Rights Agreement (the “Registration Rights Agreement”) obligating the Company to file a registration statement with the Securities and Exchange Commission so that noteholders can exchange the Notes issued in this offering for registered notes having substantially the same terms as the Notes and evidencing the same indebtedness as the Notes. The Company and the Guarantors will use commercially reasonable efforts to cause the exchange to be completed within 365 days after March 8, 2012. The Company and the Guarantors will also use commercially reasonable best efforts to cause a shelf registration statement for the resale of the Notes to become effective if the Company cannot effect the exchange offer within the 365-day time period. If the Company fails to satisfy certain obligations under the Registration Rights Agreement on a timely basis, it will be required to pay additional interest to holders of the Notes.

Miscellaneous

The descriptions set forth above are qualified in their entirety by reference to the Purchase Agreement, the Indenture and the Registration Rights Agreement, which are filed with this Current Report on Form 8-K as Exhibits 1.1, 4.1 and 4.2, respectively, and are incorporated herein by reference.

On March 5, 2012, the Company issued a press release announcing the pricing of the Notes. The Company is filing a copy of the press release as Exhibit 99.1 hereto, which is incorporated by reference to this Item 8.01.

Neither this Report nor the related press release shall constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which the offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits. See “Exhibit Index” attached to this Current Report on Form 8-K, which is incorporated by reference herein.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KEY ENERGY SERVICES, INC.

Dated: March 9, 2012	By:	/s/ J. Marshall Dodson
J. Marshall Dodson
Vice President and Treasurer

EXHIBIT INDEX

Exhibit No.	Document Description

1.1	Purchase Agreement, dated as of March 5, 2012, by and among the Company, Finance Corp, the Guarantors named therein and the Representative of the Initial Purchasers named therein.

4.1	Indenture, dated as of March 8, 2012, by and among the Company, the Guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as Trustee.

4.2	Registration Rights Agreement, dated as of March 8, 2012, by and among the Company, the Guarantors named therein and the Representative of the Initial Purchasers named therein.

99.1	Key Energy Services, Inc. press release dated March 5, 2012.